Exhibit 99.1

Royal Gold Provides Update on Q4 2024 Stream Segment Sales and Details for Release of Q4 2024 Results
DENVER, COLORADO. January 14, 2025: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that its wholly owned subsidiary, RGLD Gold AG, sold approximately 46,900 gold equivalent ounces (GEOs)1 comprised of approximately 36,600 ounces of gold, 478,900 ounces of silver and 1,300 tonnes of copper related to its streaming agreements during the three-month period ended December 31, 2024 (the “fourth quarter”). RGLD Gold AG had approximately 15,500 ounces of gold and 338,400 ounces of silver in inventory at December 31, 2024.
RGLD Gold AG’s average realized gold, silver and copper prices for the fourth quarter were $2,662 per ounce, $31.65 per ounce and $9,313 per tonne ($4.22 per pound), respectively.  Cost of sales was approximately $521 per GEO for the fourth quarter.  Cost of sales is specific to the Company’s streaming agreements and is the result of RGLD Gold AG’s purchase of gold, silver or copper for cash payments at a set contractual price, or a percentage of the prevailing market price of gold, silver or copper when purchased.

Details for Q4 2024 Results Release

Royal Gold’s results for the quarter ended December 31, 2024, will be released after the market closes on Wednesday, February 12, 2025, followed by a conference call on Thursday, February 13, 2025, at 12:00 p.m. Eastern Time (10:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

Fourth Quarter 2024 Call Information:

Dial-In	833-470-1428 (U.S.); toll free
Numbers:	833-950-0062 (Canada); toll free 929-526-1599 (International)
Access Code:	572628

Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Corporate Profile
Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of December 31, 2024, the Company owned interests on 175 properties on five continents, including interests on 42 producing mines and 18 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Senior Vice President, Investor Relations and Business Development
(303) 573-1660

1 GEOs are calculated as Royal Gold’s revenue divided by the average London PM gold fixing price for the quarter ended December 31, 2024, of $2,663 per ounce.
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